Exhibit 99(a)(1)(D)

Offer to Exchange

by

GLOBAL EAGLE ENTERTAINMENT INC.

up to 15,000,000 of its Outstanding Warrants

for Shares of ITS Common Stock

at an Exchange Ratio of 0.3333 Shares for each Warrant

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 a.m., Eastern Time, on september 11, 2014, UNLESS THE OFFER PERIOD IS EXTENDED.

August 13, 2014

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer to Exchange Letter, dated August 13, 2014 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), to the holders of the Company’s issued and outstanding warrants exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $11.50 per share (the “Warrants”), to permit, during the Offer Period, the exchange of one Warrant for 0.3333 Shares (approximately one Share for every three Warrants tendered), up to a maximum of 15,000,000 Warrants, subject to proration, as described in the Offer Letter. Because of the proration provisions described in the Offer Letter, the Company may purchase less than all of the Warrants tendered by a Warrant holder if more than an aggregate of 15,000,000 Warrants are properly tendered and not properly withdrawn. The “Offer Period” is the period of time commencing on August 13, 2014 and ending at 9:00 a.m., Eastern Time, on September 11, 2014, or such later date to which the Company may extend the Offer (the “Expiration Date”).

No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares.

WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JANUARY 31, 2018 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and exchanging Warrants and for the information of your clients;

2.	Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event (a) your Warrants are not immediately available, (b) the procedure for book-entry transfer cannot be completed on a timely basis, or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer Letter); and

3.	Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Section 10 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer Period and withdrawal rights will expire at 9:00 a.m, Eastern Time, on September 11, 2014, unless the Offer Period is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent, and the Financial Advisor as described in the Offer Letter) in connection with the tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions regarding the Offer may be directed to Morrow & Co., LLC, as Information Agent, at 470 West Avenue – 3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 607-0088) and email: ENT.warrantinfo@morrowco.com), to Piper Jaffray & Co., as the Financial Advisor, at 50 California Street, San Francisco, CA 94111 (telephone number (415) 616-1611 or toll-free at (800) 214-0540), or to American Stock Transfer & Trust Company, LLC, as Depositary, Attention: Reorganization Department at 6201 15th Avenue, Brooklyn, NY 11219 (telephone number: (718) 921-8317 or toll free: (877) 248-6417).

Very truly yours,

Global Eagle Entertainment Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Financial Advisor, the Information Agent or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.